Exhibit 5.12

CONSENT OF  PAUL GEDDES

The undersigned hereby consents to the use of the undersigned's name and the technical and scientific information which is included in, or incorporated by reference into, the Registration Statement on Form F-10, being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto, of Skeena Resources Limited.

/s/ Paul Geddes
Name: Paul Geddes, P.Geo
Date: January 31, 2023